Exhibit 99.3

11500 Ash Street

Leawood, Kansas 66211

NOTICE

Subsequent to the original issuance of this commentary on February 28, 2017, developments caused the need to update certain contents.  This updated and revised commentary fully restates the original commentary incorporating the changes outlined below.

On March 8, 2017, we reached an agreement to settle litigation that was pending as of December 31, 2016, giving rise to a recognized subsequent event resulting in an increase of $7,000,000 in other general and administrative expenses for the fourth quarter and full year ended December 31, 2016. As a result, net earnings were reduced by $4,270,000 and diluted earnings per share were reduced by $0.04 for both the fourth quarter and full year ended December 31, 2016.  U.S. markets and consolidated adjusted EBITDA were each reduced by $7,000,000 for the same periods.

The Fourth Quarter/Year-End 2016 Earnings Conference Call recording available on our website does not reflect the impacts of the updates and revisions contained herein.

March 10, 2017

(revised)

CFO Commentary on

Fourth Quarter and Year-End 2016 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures (Adjusted EBITDA and Adjusted EBITDA Margin) are provided in the financial schedules included below and in our financial tables that accompany our fourth quarter and year-end 2016 earnings press release available at http://investor.amctheatres.com.

Conference Call

The Company will host a conference call on Tuesday, February 28, 2017, at 4:00 p.m. CST/5:00 p.m. EST to review results for the fourth quarter and year ended December 31, 2016.

To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S. You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

Summary

We are very pleased with our record setting 2016 results.  The year, and particularly the fourth quarter, were highlighted by the relaunch of our new website and mobile app, the continued rapid growth of our new AMC Stubs loyalty program, the acceleration of our recliner and premium large format deployment, the completion of two transformative acquisitions, and the negotiation of a definitive agreement to acquire Nordic Cinemas Group, which is expected to close in the first half of 2017.  As pleased as we are about 2016, we are even more excited about our prospects for leveraging our proven strategic growth initiatives across a significantly larger domestic and international platform and against the backdrop of potentially record breaking industry box office years in 2017 and 2018.

Year ended December 31, 2016

2016 was another record year as the domestic box office grew approximately 2% to $11.4 billion dollars compared to 2015, marking the fourth time in the last five years that the industry has set a new all-time high.  Finding Dory led the charge in 2016, also becoming the highest grossing animated film, and the 8th largest film of all-time.  Not to be outdone, the fourth quarter’s Rogue One: A Star Wars Story became the 7th highest grossing film of all-time, but could not overcome last year’s fourth quarter sensation, Star Wars: A Force Awakens, the highest grossing domestic film ever.  Rounding out the top five films for the year were Captain America: Civil War, The Secret Life of Pets, and The Jungle Book — a strong family oriented slate.

Consolidated Results

During the fourth quarter we completed the transactions to acquire Odeon & UCI Cinemas Holdings Ltd. in Europe, and Carmike Cinemas, Inc. in the United States.  Based on the increases in attendance from these two acquisitions, our 2015 Starplex acquisition, and the success of our AMC recliner renovations, enhanced food and beverage offerings, and premium large format (“PLF”) auditoriums, we set records for all consolidated revenue categories in 2016.

Compared to 2015, consolidated admissions revenues for the year increased 8.3% to $2.0 billion, while food and beverage revenues grew 12.0% to $1.0 billion and other theatre revenues grew 15.6% to $167.3 million. Total revenues grew 9.8% in 2016 to $3.2 billion.

Total consolidated attendance for the year increased 9.3% to 215.1 million. Average ticket price declined less than 1.0%, primarily due to lower 3D and IMAX attendance and average ticket prices at the Starplex and 2016 acquisition theatres.

Our enhanced food and beverage initiatives continued to shine in 2016 as consolidated food and beverage per patron increased 2.5% to $4.74 despite the Starplex and 2016 acquisitions’ lower food and beverage per patron metrics.  Likewise food and beverage gross margin improved slightly to 86.0% compared to 2015.

AMC’s consolidated film exhibition costs increased 6.7% to approximately $1.1 billion, representing 53.2% of admissions revenue, or an 80 basis point improvement compared to last year.  Consolidated operating expense was up 9.8% to $873.5 million on a 13.4% increase in average screens but was essentially flat at 27.0% as a percentage of total revenues compared to 2015.

General and administrative expenses were up 125.0% to $138.6 million as merger and acquisition expenses related to the Odeon and Carmike acquisitions increased $44.5 million for the year. Merger and acquisition costs include $10 million of transaction related compensation, including bonuses paid to certain members of management in recognition of their successful efforts to complete the acquisitions of both Odeon and Carmike Cinemas in 2016. The bonuses were funded by our largest shareholder and were recorded as a capital contribution. In addition, general and administrative expense for the year ended December 31, 2015 benefited from an $18.1 million gain related to the termination of a post-retirement health benefit plan.

Despite an 8.0% increase in consolidated rent expense, due primarily to the acquisitions, rent per average screen was down 4.7%, reflecting the lower rents in our new smaller and mid-sized markets and an increase in capital and financing lease obligations.

Consolidated depreciation and amortization increased 15.1%, to $268.2 million in 2016 compared to the same period last year. The increase was primarily attributable to an increase in depreciable assets resulting from our strategic growth initiative investments and the acquisitions.

Consolidated interest expense for the year increased 14.6% to $121.5 million compared to 2015.  The increase is related to the additional debt raised to fund the Odeon and Carmike acquisitions, and the assumption of their capital and financing lease obligations.

Consolidated net earnings for 2016 increased 7.5% to $111.7 million, and diluted earnings per share (“EPS”) increased 6.6% to $1.13.  Consolidated net earnings margin for 2016 was 3.5% compared to 3.5% in 2015.  Included in 2016 net earnings for the year is a one-time $19.0 million tax benefit related to tax positions associated with prior acquisitions.  Also included in the 2015 net earnings and Adjusted EBITDA is the $18.1 million gain mentioned above.

Consolidated Adjusted EBITDA for 2016 grew 12.2% to $602.0 million, representing a 40 basis point improvement to 18.6% in Adjusted EBITDA margin compared to the prior year.

U.S. and International Segment Results

With the acquisition of Odeon on November 30, 2016, we have begun reporting certain metrics for the U.S. and International segments.  U.S. segment results include the contributions of the Carmike theatres as of December 21, 2016 and International segment results include the contributions of Odeon theatres as of November 30, 2016.

Total U.S. revenues increased 6.0% to $3.1 billion, with admissions revenues increasing 4.5% to approximately $2.0 billion, primarily as a result of a 4.7% increase in attendance and an essentially flat average ticket price of $9.59.    International total revenues for 2016 were $118.9 million with admissions revenues of $76.7 million, and an average ticket price of $8.04.

U.S. food and beverage revenues increased 9.1% to $991.1 million, primarily as a result of our enhanced food and beverage initiatives, strategic price increases and increased attendance.  U.S. Food and beverage revenues per patron for the year also increased 4.1% to $4.82.  U.S. food and beverage costs for 2016 increased 5.9% to $135.7 million, and yielded a gross margin of 86.3%, 40 basis points higher than 2015.  International food and beverage revenues were $28.0 million, while food and beverage revenues per patron were $2.94.  International food and beverage costs were $6.5 million and yielded a gross margin of 76.8%.

AMC’s U.S. film exhibition costs for 2016 increased 3.5% to approximately $1.1 billion, which represented 53.5% of admissions revenues, a decrease of approximately 50 basis points compared to 2015, consistent with film performance and scale effect.  International film exhibition costs were $33.8 million representing 44.1% of admissions revenues.

U.S. depreciation and amortization increased 10.0%, to $256.1 million in 2016 compared to the same period last year. International depreciation and amortization was $12.1 million.

U.S. Adjusted EBITDA for 2016 grew 6.9% to $573.6 million compared to $536.8 million in the year ago period, and International Adjusted EBITDA totaled $28.4 million for the current year.  Like in the U.S., the international holiday season generates some of the highest attendance of the year and is not indicative of attendance levels and results throughout the year.

Fourth quarter ended December 31, 2016

Compared to the fourth quarter last year, the 2016 fourth quarter domestic box office fared better than initially expected given the incredible appeal of last year’s #1 domestic grossing movie of all-time, Star Wars: The Force Awakens.  The industry’s domestic box office declined approximately 3.9%, with corresponding industry attendance declining approximately 4.9%, on a 1.5% increase in industry screens.

Consolidated Results

Based on the increases in attendance from our acquisitions and the success of our strategic growth initiatives, we set records for all consolidated revenue categories in the fourth quarter.

Compared to the fourth quarter of 2015, consolidated admissions revenues for the quarter increased 18.1% to $588.9 million, while food and beverage revenues grew 16.6% to $282.5 million and other theatre revenues grew 27.6% to $54.7 million.  Consolidated total revenues grew 18.1% in the fourth quarter to $926.1 million.

When compared to the same quarter a year ago, total attendance increased 21.5% to 62.0 million and average ticket price for the quarter decreased 2.8% to $9.50. The decrease in average ticket price is due primarily to a combination of factors, including a decline in 3D and IMAX attendance, and the impact of lower average ticket prices at the Starplex, Odeon and Carmike theatres. Excluding the effect of acquisitions, legacy AMC’s average ticket price for the quarter increased 2.9% compared to the same period last year.

Legacy AMC theatres as a group represent some of the most productive theatres in the U.S.  While adding the newly acquired theatres dilutes some operating metrics related to attendance, average ticket price and food and beverage per patron, it also highlights the opportunities available to be realized through the deployment of our strategic initiatives and operational expertise.

Our enhanced food and beverage initiatives continued to contribute in the fourth quarter. Several factors did dilute year-over-year comparison, including: 1) lower food and beverage spend at Starplex and Odeon theatres, and 2) the “big event” nature of Star Wars: A Force Awakens that drove such strong food and beverage growth last year. As a result, food and beverage revenues per patron declined 4.0% to $4.56.  Likewise, our food and beverage gross margin for the fourth quarter decreased approximately 50 basis points to 85.8% compared to the fourth quarter last year.  It is important to note that the Carmike theatres positively contributed to both food and beverage revenues per patron and food and beverage gross margin.  For legacy AMC theatres, excluding the impact from the acquisitions, both food and beverage revenues per patron and food and beverage gross profit per patron grew 2.2% respectively, and our food and beverage gross margin was flat at 86.3%.

During the fourth quarter, at legacy AMC theatres we deployed 20 new MacGuffin bars, 38 new Coca-Cola Freestyle® machines, nine new digital menu boards, and 10 new kiosks. At year-end, in total, AMC operated 23 dine-in-theaters and served alcohol at 244 locations.

AMC’s consolidated film exhibition costs for the fourth quarter increased 13.2% to $305.1 million compared to last year, and this represented 51.8% of admissions revenue, down 224 basis points compared to the fourth quarter last year.

Operating expenses for the fourth quarter were $259.6 million, or 28.0% of total revenues as compared to $207.5 million, or 26.5% of total revenues for the same quarter a year ago. Operating expenses increased primarily due to a 30.6% increase in average screens.

Consolidated rent expense for the fourth quarter increased 14.4% to $136.2 million, on a 30.6% increase in the number of average screens, primarily related to the acquisitions. Rent per average screen for the fourth quarter declined approximately 12.4% compared to the same quarter last year, reflecting the lower rents in our new smaller, mid-sized markets and an increase in capital and financing lease obligations.

Consolidated general and administrative expenses for the fourth quarter increased $46.9 million to $64.6 million compared to the same quarter last year, as merger and acquisition expenses related to Odeon, and Carmike increased $32.0 million. Merger and acquisition costs include $10 million of transaction related compensation, including bonuses paid to certain members of management in recognition of their successful efforts to complete the acquisitions of both Odeon and Carmike Cinemas in 2016. The bonuses were funded by our largest shareholder and were recorded as a capital contribution.

Depreciation and amortization increased 37.7%, to $82.5 million, and consolidated interest increased 58.7% to $40.7 million in the fourth quarter compared to the same period last year.  The depreciation and amortization and interest expense increases are due primarily to the 2016 acquisitions.

Consolidated net earnings for the fourth quarter declined 30.4% to $29.0 million and diluted EPS decreased 31.0% to $0.29 compared to the same quarter a year ago. Consolidated net earnings margin for the fourth quarter was 3.1% compared to 5.3% in the fourth quarter of 2015. Included in net earnings for the fourth quarter was a one-time $19.0 million tax benefit related to tax positions associated with prior acquisitions and approximately $22.8 million of after-tax merger and acquisition expenses.

Consolidated Adjusted EBITDA for the fourth quarter grew 17.9% to $181.6 million and Adjusted EBITDA margin decreased 10 basis points to 19.6% compared to the year ago period.

U.S. and International Segment Results

For our U.S. segment for the fourth quarter of 2016, total revenues increased 3.8% to $812.0 million, with admissions revenues increasing 3.6% to $515.3 million, primarily as a result of a 4.0% increase in attendance and a 0.4% decrease in average ticket price.    International total revenues for the fourth quarter were $114.1 million with admissions revenues of $73.6 million.

U.S. food and beverage revenues increased 5.8% to $255.8 million, and U.S. food and beverage revenues per patron for the quarter also increased 1.9% to $4.84.  U.S. food and beverage costs for the quarter increased 2.7% to $33.9 million, and yielded a gross margin of 86.7%, 40 basis points higher than 2015.  International food and beverage revenues were $26.7 million, while food and beverage revenues per patron were $2.93. International food and beverage costs were $6.2 million and yielded a gross margin of 76.7%.

AMC’s U.S. film exhibition costs for fourth quarter increased 1.4% to approximately $272.8 million which represented 52.9% of admissions revenues, a decrease of approximately 120 basis points compared to 2015.  International film exhibition costs were $32.4 million representing 43.9% of admissions revenues.

U.S. operating expenses in 2016 increased 9.6% to $226.4 million and represented 27.9% of revenues.  International operating expenses totaled $33.2 million.

U.S. rent expense for 2016 increased 6.3% to $125.9 million, on a 12.9% increase in the number of average screens, primarily related to the Starplex and Carmike acquisitions. Rent per average screen declined approximately 5.8% compared to 2015.  International rent expense was $10.2 million.

U.S. depreciation and amortization increased 17.5%, to $70.4 million in the fourth quarter compared to the same period last year. International depreciation and amortization was $12.1 million.

U.S. Adjusted EBITDA for the quarter declined 0.8% to $153.0 million compared to the year ago period, and International Adjusted EBITDA totaled $28.5 million.

AMC Screens

During 2016, we opened 2 new theatres with a total of 17 screens and acquired 520 theatres with 5,201 screens, which includes the acquisition of Odeon and Carmike.  We permanently closed 3 theatres with 38 screens, and temporarily closed 647 screens and reopened 599 screens to implement our strategy and install consumer experience upgrades. As of December 31, 2016, we owned or operated 906 theatres with 10,558 screens across 8 countries.

Capital Expenditures

Total gross capital expenditures for the year ended December 31, 2016 totaled $421.7 million and after $125.1 million of landlord contributions yielded net capital expenditures of $296.6 million. Recliner renovations accounted for the majority of the capital expenditures during 2016.

We expect gross capital expenditures for 2017 to total approximately $700 million to $750 million, with landlords contributing approximately $150 million to $170 million, resulting in a net cash outlay of approximately $530 to $600 million.

Balance Sheet

With respect to the balance sheet, we completed the year with $207.1 million in cash and cash equivalents and a total debt balance of approximately $4.44 billion.

Subsequent to year end, AMC completed a $640 million offering of common stock, $350 million of which was used to repay debt and the balance of which will be used to partially finance the Nordic acquisition.

Dividend

Consistent with our plans to augment shareholder returns through the return of capital, AMC’s Board of Directors, at its regular board meeting on February 14, 2017, authorized the twelfth consecutive quarterly dividend of $.20 per share, payable on March 27, 2017, to holders of record on March 13, 2017.

Since our IPO on December 18, 2013, AMC has returned approximately $216.7 million to shareholders in the form of dividends or dividend equivalents.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Similarly, statements made herein and elsewhere regarding the anticipated acquisition of Nordic are also forward-looking statements, including management’s statements about the effect of the acquisition on AMC’s future business, operations and financial performance, AMC’s ability to successfully integrate the acquisition into its operations, the anticipated closing date of the Nordic acquisition, and the source and structure of financing for the

Nordic acquisition. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political and other risks; AMC’s significant indebtedness;  limitations on the availability of capital;  AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with, and compliance with, a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest theatres and divest holdings in National CineMedia, LLC; the failure to obtain the necessary financing arrangements as set forth in the debt commitment letters entered in connection with the Nordic Acquisition, or the failure of the Nordic Acquisition to close for any other reason, including the failure to receive regulatory approval; AMC’s ability to refinance its indebtedness on favorable terms; delays and unanticipated costs related to AMC optimizing its circuit through construction and the transformation of its existing theatres;  failures, unavailability or security breaches of AMC’s information systems; impairment losses and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability; review by antitrust authorities in connection with acquisition opportunities; unexpected costs or unknown liabilities relating to recently completed acquisitions; the incurrence of legal liability; general political, social and economic conditions and risks, trends, uncertainties and other facts discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 8, 2016, and Forms 10-Q filed August 1, 2016 and November 9, 2016, and the risks identified in the Form 8-K filed October 24, 2016, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(tables follow)

Non-GAAP Measures

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(as revised)		(as revised)
Net Earnings	$28,973	$41,617	$111,667	$103,856
Plus:
Income tax provision (benefit)	(16,588)	23,315	37,972	59,675
Interest expense	40,662	25,620	121,537	106,088
Depreciation and amortization	82,497	59,927	268,243	232,961
Impairment of long-lived assets	5,544	1,702	5,544	1,702
Certain operating expenses (2)	7,105	5,460	20,117	16,773
Equity in earnings of non-consolidated entities	(19,575)	(15,595)	(47,718)	(37,131)
Cash distributions from non-consolidated entities	18,380	9,755	40,052	34,083
Investment (income) loss	(552)	(1,076)	(10,154)	(6,115)
Other expense (3)	37	1,411	32	10,684
General and administrative expense-unallocated:
Merger, acquisition and transaction costs (4)	32,782	808	47,895	3,398
Stock-based compensation expense (5)	2,334	1,103	6,843	10,480
Adjusted EBITDA (1)	$181,599	$154,047	$602,030	$536,454
Adjusted EBITDA Margin (1) (6)	19.6%	19.7%	18.6%	18.2%
Total Revenues	$926,096	$783,857	$3,235,846	$2,946,900
Net Earnings Margin (7)	3.1%	5.3%	3.5%	3.5%

(1)         We present Adjusted EBITDA and Adjusted EBITDA Margin as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures and should not be construed as an alternative to net earnings or net earnings margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Adjusted EBITDA Margin because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•                  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•                  does not reflect changes in, or cash requirements for, our working capital needs;

•                  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•                  excludes income tax payments that represent a reduction in cash available to us; and

•                  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2)         Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

(3)         Other expense for the prior year quarter and prior year related to the cash tender offer and redemption of the 9.75% Senior Subordinated Notes due 2020 and Term Loan due 2022. We exclude other expense and income related to financing activities as the amounts are similar to interest expense or income and are non-operating in nature.

(4)         Merger, acquisition and transaction costs are excluded as it is non-operating in nature.

(5)         Non-cash or non-recurring expense included in General and Administrative: Other

(6)         We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

(7)         We define Net Earnings Margin as Net Earnings divided by Total Revenues.

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